Exhibit 99.1

Westwater Announces Availability of an Initial Assessment with Economic Analysis for the Coosa Graphite Deposit

Estimated Pre-tax NPV of $229 Million and Pre-tax IRR of 26.7%

Coosa is the Largest, Most Advanced Graphite Deposit in the Contiguous U.S.

Centennial, CO – December 13, 2023: Westwater Resources, Inc. (“Westwater” or the “Company”) (NYSE American: WWR), an energy technology and battery-grade natural graphite development company, today announced the availability of an Initial Assessment, with an economic analysis (“IA”), for the Company’s Coosa Graphite Deposit located in Coosa County, Alabama (the “Coosa Deposit”).

Frank Bakker, President and Chief Executive Officer of Westwater, stated “The Coosa Deposit is an important asset, not only to Westwater, but we believe a critical asset to the future domestic graphite supply chain. We believe that our Coosa Deposit is the largest and most advanced natural graphite deposit in the lower 48 states. With estimated pre-tax NPV of $229 million, estimated pre-tax internal rate of return of 26.7%, and estimated free cash flow of $714 million, the Coosa Deposit continues to be an attractive asset for Westwater and its stockholders.”

“The IA was based on drilling results from less than 10% of the Coosa Deposit acreage and did not consider any potential benefit from vanadium previously discovered, resulting in an estimated pre-tax NPV that is 6x greater than the market cap of Westwater as of December 12, 2023,” concluded Mr. Bakker. “We believe there is the potential for additional value creation at the Coosa Deposit through expansion to supply Westwater’s graphite concentrate needs for many years as well as the broader North American graphite industry that is under development. Westwater has begun a process to seek strategic investments to explore, develop, and unlock the potential additional value at the Coosa Deposit,” stated Mr. Bakker.

The IA was completed as a Technical Report Summary (“TRS”), disclosing Mineral Resources, including an economic analysis, for the Coosa Deposit, in accordance with SK-1300. The TRS was completed on behalf of Westwater by SLR International Corporation (“SLR”) with an effective date of December 11, 2023, and filed by Westwater on Form 8-K with the Securities and Exchange Commission (“SEC”) on December 13, 2023. SLR qualifies as a Qualified Person as defined under Item 1302 of Regulation S-K.

Background:

•	As a U.S. domestic and domiciled company, Westwater reports all mineral resources in accordance with Item 1300 of Regulation S-K (“S-K 1300”);

•	S-K 1300 was adopted by the SEC to modernize mineral property disclosure requirements for mining registrants and to align U.S. disclosure requirements more closely for mineral properties with current industry and global regulatory standards.

About the Coosa Deposit

The Coosa Deposit is located at the southern end of the Appalachian Mountain range in the western part of Coosa County, Alabama. The deposit area is approximately 50 miles south-southeast of the city of Birmingham and 23 miles south-southwest of the town of Sylacauga. Westwater holds the mineral rights to approximately 41,965 acres under a long-term lease. The Coosa Deposit is located in the flake graphite belt of central Alabama, also known as the Alabama Graphite Belt, in parts of townships T. 21 N., T. 22 N., T. 23 N., and T. 24 N. and ranges R. 16 E., R. 17 E., R. 18 E., and R. 19 E.

This TRS was prepared to add an economic analysis update to the previously completed TRS by SLR, with an effective date of November 30, 2022 (the “2022 TRS”). The Mineral Resource estimate reported in the 2022 TRS remains unchanged. The Mineral Resource estimate in the 2022 TRS is based on 205 drill holes totaling 39,434 ft. Based on a 1.98% graphitic carbon (Cg) cut-off grade Indicated Mineral Resources total 26.0 million short tons (Mst) at an average grade of 2.89% Cg for a total of 754,000 short tons (st) Cg. Inferred Mineral Resources are estimated as 97.0 Mst at an average grade of 3.08% Cg for a total of 3.0 Mst Cg.

Mineral Resources

The TRS and IA were prepared in accordance with the regulations set forth in S-K 1300 with the objective of disclosing the Mineral Resources at the Coosa Deposit, with an economic analysis. Based on the density of drilling, continuity of geology and mineralization, testing, and data verification, the Mineral Resource estimates meet the criteria for Indicated or Inferred Mineral Resources as summarized in the TRS and IA.

Estimated Mineral Resources, as initially reporting in the 2022 TRS, are summarized in the following table for Indicated and Inferred Mineral Resources, respectively, at a 1.98% Cg cut-off grade.  Mineral Resources were estimated separately for each mineralized horizon.  Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. However, considerations of reasonable prospects for economic extraction were applied to the Mineral Resource calculations within the TRS.

Classification	Redox Boundary	Tonnage (Mst)	Grade Cg (%)	Contained Cg (Mlb)	Contained Cg (000 st)	Recovery (%)
Total Indicated		26	2.89	1,509	754	87.4
Total Inferred		97	3.08	5,996	2,998	87.4

Notes:

1.	The S-K 1300 definitions were followed for Mineral Resources.

2.	Mineral Resources are constrained within a Whittle pit shell using a cut-off grade of 1.98% Cg.

3.	Mineral Resources are estimated using a long-term graphite price of US$1,100/st.

4.	Bulk density ranges from 1.68 t/m3 to 3.03 t/m3 (0.05 st/ft3 to 0.09 st/ft3).

5.	Mining dilution equals 5.0%.

6.	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

7.	Numbers may not sum due to rounding.

8.	Mineral Resources are 100% attributable to Westwater.

Preliminary Economic Analysis – Base Case

The estimated base case economics in the IA is based on Indicated (11%) and Inferred (89%) Mineral Resources. The following table presents a summary of results for the estimated base case.

Item	Unit	Value
Cg Price	$/st	998
Cg Concentrate Sales	Mst	2.26
Total Gross Revenue	US$ M	2,254
Total Operating Costs	US$ M	(1,204)
Operating Margin	US$ M	1,050
Development Capital	US$ M	(152)
Sustaining Capital	US$ M	(142)
Final Closure/Reclamation	US$ M	(43)
Total Capital	US$ M	(336)

Pre-tax Free Cash Flow	US$ M	714.1
Pre-tax NPV @ 8% discount rate	US$ M	229.2
Pre-tax IRR	%	26.7
After-tax Free Cash Flow	US$ M	608.2
After-tax NPV @ 8%	US$ M	190.2
After-tax IRR	%	24.2

The above estimated base case economics in the IA was based on the following key assumptions:

Revenue

•	Mineralized Material Inventory used for life of mine (LOM) planning: 72.7 Mst at 3.21% Cg with 2.33 Mst of contained Cg (65.9 million tonnes at 3.21% Cg with 2.11 million tonnes contained Cg), 100% attributable to Westwater

•	An average of 9,100 st (8,200 tonnes) mill feed per day mining from open pit for 4 Mst (3 million tonnes) per year

•	Mill recovery averaging 92%.

•	95% C concentrate grade at 100% payable

•	Average annual Cg concentrate sales: 103,000 stpa (93,000 tonnes per year)

•	Graphite price (CIF Kellyton Plant): US$998/st ($1,100/tonne)

•	Transport to Kellyton Plant (CIF): $10.69/st ($11.90/tonne)

Costs

•	Pre-production period: 24 months

•	Mine life: 22 years

•	Life of mine production plan as summarized in the TRS

•	Mine life capital totals $293 million, including $142 million of sustaining capital

•	Final end of mine reclamation and closure costs: $43 million

•	Average operating cost over the mine life is $15.41/st milled ($16.99/tonne milled)

Taxation and Royalties

•	Royalties: Merchant 0.5% NSR up to a maximum of $150,000; Lessor 2% NSR

•	Coosa County Severance Tax: $5/st concentrate ($5.51/tonne)

•	10 year Modified Accelerated Cost Recovery System (MACRS) depreciation method was used with total allowance of $286.3 million taken during the LOM

•	Percentage depletion method (14% for graphite) was used with total allowance of $305.4 million taken during the LOM

•	Loss Carry Forwards - Income tax losses may be carried forward indefinitely but may not be used for prior tax years

•	Federal tax rate of 21%, Alabama state income tax rate of 6.5%

Readers are cautioned that the IA is preliminary in nature. It includes Inferred Mineral Resources that are considered too speculative geologically to have modifying factors applied that would enable to be categorized as Mineral Reserves. There is no certainty that the economic analysis in the IA will be realized. The technical information in this news release has been reviewed by SLR, a Qualified Person as defined under Item 1302 of Regulation S-K.

About Westwater Resources, Inc.

Westwater Resources, Inc. (NYSE American: WWR), an energy technology and battery-grade natural graphite development company, is focused on developing battery-grade natural graphite. Westwater’s primary project is the Kellyton Graphite Plant that is under construction in east-central Alabama. In addition, Westwater’s Coosa Graphite Deposit is the most advanced natural flake graphite deposit in the contiguous United States and located across 41,965 acres (~17,000 hectares) in Coosa County, Alabama. www.westwaterresources.net.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “believes,” “estimated,” “continues,” “potential,” “prospects,” and other similar words. Forward looking statements in this release include, among other things: the conclusions made in the IA for the Coosa Deposit; the quantity and grade of resources included in resource estimates; the accuracy and achievability of projections included in the IA; the Company’s ability to carry on exploration and development activities; and the price of graphite. Westwater has completed an IA to define the graphite resource, including economic analysis, at its Coosa Deposit in accordance with applicable SEC regulations, including S-K 1300. Pursuant to S-K 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The Company’s mineral resource estimates, including estimates of the graphite resource, are based on many factors, including assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. Accordingly, there is no certainty that all or any part of the economic analysis or graphite mineral resource identified by Westwater’s IA will be converted into one or more economically extractable mineral reserves. Westwater cautions that there are a number of important factors that could cause actual results to differ materially from the forward-looking information that has been provided. Investors are cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Westwater; accordingly, there can be no assurance that such suggested results will be realized. Additional risks facing Westwater‘s future prospects are discussed in the Westwater Resources, Inc. Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent securities filings.

Contacts

Westwater Resources, Inc.

Email: Info@WestwaterResources.net

Investor Relations
Email: Investorrelations@westwaterresources.net

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